Exhibit 99(a)(1)(F)

EA STOCK OPTION EXCHANGE PROGRAM INTRANET PORTAL

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Stock Option Exchange Offer

The Stock Option Exchange Offer gives employees the opportunity to exchange their outstanding eligible options for restricted stock rights.

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Welcome Eligible Options Documents Contact

EA

Welcome to the EA Stock Option Exchange Website

Marianne Friebel

ID: 115743

Electronic Arts is offering eligible employees the opportunity to exchange certain outstanding stock options for restricted stock units on a grant-by-grant basis. The restricted stock units will be granted under the 2000 Equity Incentive Plan. The restricted stock units will represent the right to receive shares of our common stock upon vesting. You may be eligible to participate in this offer because you have outstanding stock options with an exercise price greater than U.S. $15.00 and you are currently employed by Electronic Arts or one of its subsidiaries. Options eligible for exchange will be those that upon conversion to restricted stock units using the exchange ratio applicable for such options would result in four (4) or more restricted stock units and that were not granted within the past 12 months of the beginning of this offering period. Participation in this offer is voluntary, and you are under no obligation to tender any of your eligible stock options for exchange. For full details of Electronic Arts’ option exchange program, please refer to the Offer to Exchange and supporting documents previously provided to you or available for viewing and printing by clicking on the “Documents” tab above.

The following information highlights some of the key requirements for participation in the offer. It should be read in conjunction with the complete terms and conditions of the offer contained in the Offer to Exchange. The table on your “Eligible Options” page on our intranet portal located at http://stock.ea.com/Stock/Exchange/ lists each of your option grants eligible to participate in the offer and the number of restricted stock units you would receive in exchange for the option. Located next to each eligible option listed in the table is a link to a tool that compares the relative values of the option and the restricted stock units you would receive in exchange for that option. In using the tool, please keep in mind that the future performance of Electronic Arts’ stock will depend on many factors.

Once you’ve reviewed the following information and the Offer to Exchange, you should proceed to the “Eligible Options” page, where you may make a grant-by-grant election of whether or not you wish to tender your stock options. Employees will complete and submit the Election From online at the “EA Stock Option Exchange” intranet portal website. However, employees without Network Access in some locations may upon request be provided with a PDF version of the Election Form to print out, date, manually sign and submit in paper form.

You must either make an online election or your completed Election Form must be received by EA’s Stock Administration Department no later than 9:00 p.m. U.S. Pacific Time, October 31, 2009. You may withdraw your election at any point during the election period by following the instructions on the “Eligible Options” page. If you do not properly submit your election by the deadline, no action will be taken with respect to your stock options, which will remain outstanding under their current terms and conditions. All decisions are final as of 9:00 p.m., U.S. Pacific Time, October 31, 2009.

If You Choose to Participate

If you choose to exchange a stock option grant through this program, you will surrender all unexercised shares in that grant (partial exchanges are not allowed). For each eligible option grant you elect to exchange, you will receive a new restricted stock unit award, based on your option grant’s associated exchange ratio. Your new restricted stock unit award(s) represents the right to receive or retain free of forfeiture conditions shares of Electronic Arts common stock once you meet the vesting requirements. The specific vesting schedule of each restricted stock unit award will depend on the vested status of the eligible option that you exchange as well as the country in which you are resident for income tax purposes. These vesting schedules are described in detail in the Offer to Exchange.

You should be aware that you will have taxable income in connection with an award of restricted stock units. In most countries in which our employees reside, income will be recognized at the time when those units vest. However, the tax consequences of participating in the offer and receiving restricted stock units will depend on the tax laws of the country in which you are a resident for tax purposes. All employees are urged to review the summary of the tax consequences of participating in the exchange program contained in the Offer to Exchange.

If You Choose Not to Participate

If you choose not to participate in the exchange, you will keep your current stock option grants, you will not receive restricted stock units and your outstanding stock options will retain their current vesting provisions, exercise price and other terms. Again, participation in this program is completely voluntary, and you are under no obligation to participate.

What Do You Need To Do?

# ELIGIBLE OPTIONS PAGE:

STOCK OPTION EXCHANGE

Welcome | Eligible Options | Documents | FAQ | Contact

## Your Eligible Stock Options

Below is a summary of your eligible stock options, the associated exchange ratio for each option, the number of restricted stock units you would be granted in the exchange and the total vesting period of the restricted stock units.

To submit an election, you will need to either "Accept" or "Decline" our offer to exchange for each stock option grant listed on the page titled, "Eligible Options", which is accessible through the "EA Stock Option Exchange" intranet portal website we have established for this offer at http://stock.ea.com/Stock/Exchange/. When you "Accept" or "Decline" our offer, you will also be asked to acknowledge that you have received and read the *Election Form*, which includes the information posted to the "EA Stock Option Exchange" intranet portal website under the page titled "Eligible Options" and the document titled "Instructions and Agreements Forming Part of the Terms and Conditions of the Offer". Together, these documents constitute the "Election Form," which you may print upon completing your election.

You are not required to submit an *Election Form* if you do not wish to participate in the offer. However, if you do not submit an *Election Form* **before *9:00 p.m., U.S. Pacific Time*, on the expiration date, which is currently September 14, 2009**, we will interpret this as your election not to participate in the offer, and you will retain all of your outstanding options with their current terms and conditions.

***Please read the online Election Form carefully. It contains important information on the terms and conditions of our offer.***

You do not need to return your stock option agreement(s) in order to effectively elect to accept this offer.

You may confirm that your online *Election Form* submission has been received by calling Stock Administration at +1 (650) 628-2600 (extension 82600) or by sending an email to OptionExchange@EA.com. EA's Stock Administration Department intends to electronically confirm receipt of your *Election Form* within three business days of its submission. If you do not receive confirmation of our receipt, it is your responsibility to ensure that we have properly received your election.

If you think the information regarding your eligible options set forth below is incorrect, or if you have any questions about the offer, please telephone Stock Administration at +1 (650) 628-2600 (extension 82600) or send an email to OptionExchange@EA.com.

Your election as to whether or not to participate in the "EA Stock Option Exchange" Program is completely voluntary.

### Your Stock Options Eligible For Exchange

| Grant # | Grant Date | Price (USD) | Outstanding Options | Vested Options[1] | Unvested Options[2] | Exchange Ratio[3] | # of Restricted Stock Units To Receive[4] | Restricted Stock Units Vesting Period[5] | Election | |
|---|---|---|---|---|---|---|---|---|---|---|
| 30947 | 18 Jan 2005 | 60.8100 | 800 | 304 | 496 | 3.75 : 1 | 214 | 3 Years | (•) Accept ( ) Decline | Model Election |

1 Represents the number of shares that are vested and unexercised.

2 Represents the number of shares that are unvested.

3 The ratio of eligible option shares to be canceled to restricted stock units to be granted. (E.g., with a 4:1 ratio, you will receive one (1) restricted stock unit for every four (4) option shares surrendered.)

4 The number of restricted stock units that would be granted in exchange for an eligible option grant.

5 The percent of restricted stock units to vest is as follows: **1 Year** = 100%. **2 Years** = 50% per year. **3 Years** = 33.33% per year.

[x] By checking this box, I acknowledge that I have received and read the Offer to Exchange along with the other option exchange program materials and hereby agree to the terms and conditions set forth in the *Election Form* including the "Instructions and Agreements Forming Part of the Terms and Conditions of the Offer".

Submit Election | Download Election Confirmation

**MODELING TOOL:**

## EA Stock Option Exchange: Model Election

| Grant # | Grant Date | Price (USD) | Outstanding Options | Vested Options[1] | Unvested Options[2] |
|---|---|---|---|---|---|
| 30947 | 18 Jan 2005 | 60.8100 | 800 | 304 | 496 |

Current EA Stock Price: **$18.3400** (USD) as of **September 21, 2009 4:00 PM** (Eastern Time)

| Exchange Ratio[3] | # of Restricted Stock Rights To Receive[4] | Restricted Stock Rights Vesting Period[5] | Pre-Tax Break-Even Price (USD)[6] |
|---|---|---|---|
| 3.75 : 1 | 214 | 3 Years | 83.0171 |

**Stock Options** vs **Restricted Stock Rights** (RSR) Value Comparison*



Outstanding Options
RSR To Receive
Pre-Tax Break-Even Point
Total Pre-Tax Value in Dollars (USD)
32K
28K
24K
20K
16K
12K
8K
4K
0
10.00
20.00
30.00
40.00
50.00
60.00
70.00
80.00
90.00
Price Per Share in Dollars (USD)

* On A Pre-Tax Basis

**KEY INFORMATION TO CONSIDER:**

1. The financial information presented in this Model Election page has been calculated on a pre-tax basis.
2. **Before making an election, we recommend that you review the appropriate tax supplement in the Offer to Exchange and consult with your own financial and tax advisors.**
3. How many restricted stock rights will you receive and at what exchange ratio?
4. How does the restricted stock right vesting schedule compare to what you are exchanging?
5. How does the pre-tax break-even price compare for each grant you are considering exchanging?

**WHAT IS THE PRE-TAX BREAK-EVEN PRICE?**

The pre-tax break-even price tells you at which share price your current stock options will start to become more valuable (before any taxes) than the restricted stock rights you would receive in the exchange. When Electronic Arts stock price is below your pre-tax break-even price, the restricted stock rights you receive in the exchange are more valuable than the stock options you surrendered. When Electronic Arts stock price is above your pre-tax break-even price, the stock options you have are more valuable than the restricted stock rights you would receive in the exchange.

You should consider how long it might take for the share price to reach this level, compared to your fully vested dates for each grant, when deciding whether or not to exchange a particular grant. You should also consider the taxation differences between stock options and restricted stock rights in the country or countries where you pay tax.

1 Represents the number of shares that are vested and unexercised.

2 Represents the number of shares that are unvested.

3 The ratio of eligible option shares to be canceled to restricted stock rights to be granted. (E.g., with a 4:1 ratio, you will receive one (1) restricted stock right for every four (4) option shares surrendered.)

4 The number of restricted stock rights that would be granted in exchange for an eligible option grant.

5 The percent of restricted stock rights to vest is as follows: **1 Year** = 100%. **2 Years** = 50% per year. **3 Years** = 33.33% per year.

6 The price that Electronic Arts common shares would need to reach to result in an option profit (before taxes) equal to the value of the restricted stock rights that you would have received in the exchange for outstanding stock option grants.

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